EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $.001 par value, of MICRO LINEAR Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of December 13, 2004.

AIGH Investment Partners, LLC

By:	s/ Orin Hirschman
Name: Orin Hirschman
Title: Managing Member

s/ Orin Hirschman
Orin Hirschman

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